LETTER AGREEMENT

AMG Chicago Equity Partners Small Cap Value Fund

Investment Management Agreement

December 31, 2014

AMG Funds LLC

800 Connecticut Avenue

Norwalk, Connecticut 06854

Attn: Keitha L. Kinne, Chief Operating Officer

Re:	Investment Management Agreement between AMG Funds LLC (formerly known as Managers Investment Group LLC) and AMG Funds (formerly known as Managers AMG Funds), dated as of October 19, 1999

Ladies and Gentlemen:

Pursuant to Section 1(b) of the Investment Management Agreement between AMG Funds LLC (“AMG Funds”) and AMG Funds (the “Trust”), dated October 19, 1999, and as amended from time to time, the Trust hereby notifies you that it is establishing a new series to be named AMG Chicago Equity Partners Small Cap Value Fund (the “New Fund”), and that the Trust desires to retain AMG Funds to provide management and investment advisory services with respect to the New Fund pursuant to the terms and conditions of the Investment Management Agreement. Attached as Appendix A is an addendum to Schedule A to the Investment Management Agreement.

Please acknowledge your agreement to provide such management and investment advisory services to the New Fund by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

AMG Funds

By:
Name: Donald S. Rumery
Title: Treasurer, Chief Financial Officer, and Principal Financial Officer

ACKNOWLEDGED AND ACCEPTED

AMG Funds LLC

By:
Name: Keitha L. Kinne
Title: Chief Operating Officer
Date: December 31, 2014

Appendix A

ADDENDUM TO

SCHEDULE A

AMG Chicago Equity Partners Small Cap Value Fund

Advisory Fees pursuant to Section 2(a)

The Trust shall pay to the Advisor an annual gross investment advisory fee equal to 0.62% of the average daily net assets of AMG Chicago Equity Partners Small Cap Value Fund. Such fee shall be accrued daily and paid as soon as practical after the last day of each calendar month.

Administration Fees Pursuant to Section 2(b)

None.